Exhibit 99.1

                    Ibis Technology Receives Implanter Order

     DANVERS, Mass.--(BUSINESS WIRE)--Jan. 6, 2005--

     Leading silicon wafer manufacturer orders an Ibis i2000 oxygen implanter for producing SIMOX-SOI wafers; order valued at approximately $6 million
     Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced the receipt of an order for an Ibis i2000 oxygen implanter from a leading manufacturer of silicon wafers. The dollar amount of the equipment sale is approximately $6 million.
     Martin J. Reid, president and chief executive officer of Ibis Technology Corporation, said, "We are very pleased to have received this order from one of the world's top manufacturers of electronic grade silicon wafers. This customer has used earlier generations of Ibis implanters to produce SIMOX-SOI wafers up to 200-mm in size. This order is an investment in the newest generation of implanters, which we believe will enable this customer to better meet the needs of the world's semiconductor manufacturers for low cost, high quality 300-mm SIMOX-SOI wafers."
     Reid noted that this is the second order Ibis has received from a wafer manufacturer for an i2000 implanter, the first having been placed last year by another customer. The company's receipt of an i2000 implanter order from a second wafer manufacturer reinforces its belief that wafer manufacturers will lead the adoption of the SIMOX-based SOI manufacturing process.
     Although Ibis is encouraged by the receipt of this order and the opportunity to work with leading wafer manufacturers like this customer to develop further both the i2000 implanter and to improve the SIMOX process, SOI technology is still in an early stage. Further adoption of the technology and timing of future equipment orders are dependent on the continuing qualification of implanters and improvement programs at the device manufacturers, among other factors.
     Although no assurances can be given, and while the customer has the right to cancel based on the current terms of the order the Company expects to ship the system in the second quarter of 2005 depending on customer acceptance of the tool at Ibis' facility. Revenue recognition will be based on final customer acceptance at the customer's facility, which is expected to occur in the third quarter of this year. The timing of final acceptance and revenue recognition may vary depending on a number of factors, which include among other things tool performance at the customer site, and no guarantees can be given with respect to whether or when the Company will recognize revenue on this transaction.
     The Ibis i2000 oxygen implanter was introduced in March 2002 as a third-generation implanter designed to be a high-throughput, high-volume production tool for manufacturing 200- and 300-millimeter SIMOX-SOI wafers. The i2000 implanter's flexibility, automation and operator-friendly controls allow this tool to produce a wide range of SIMOX-SOI wafer products.

     About SIMOX-SOI

     Silicon-on-Insulator (SOI) is a manufacturing technology where an insulating layer is created within a silicon wafer, isolating the top layer of silicon where the active transistors will be manufactured from the rest of the bulk silicon wafer. The buried oxide layer acts as a barrier that reduces electrical leakage from the transistors, resulting in semiconductor devices that are faster and more power efficient. These benefits make SOI a valuable technology for chipmakers producing IC's for high performance applications such as servers and workstations, portable and desktop computers, wireless communication devices, integrated optical components and automotive electronics.
     Separation-by-IMplantation-of-OXygen (SIMOX) refers to a technique used by Ibis for manufacturing SOI wafers where an oxygen implanter creates a very thin insulating layer within the wafer, just below a thin layer of silicon on the top of the wafer. Compared to competing technologies, the SIMOX process offers high quality SOI wafers at competitive costs in production quantities.

     About Ibis Technology

     Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, the Company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

     This release contains express or implied forward-looking statements regarding, among other things, (i) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology, (ii) the Company's belief that wafer manufacturers will become the primary suppliers of SIMOX-SOI wafers to the chipmaking industry, (iii) the continuing qualification and acceptance of SIMOX technology by our customers and the device manufacturers,
(iv) the throughput and production capacity of the i2000 implanter for manufacturing 200- and 300-mm SIMOX-SOI wafers. (v) the expected on-site acceptance of the i2000 implanter, (vi) the timing and likelihood of revenue recognition on orders for the Company's implanters, (vii) the Company's plan to focus on supplying implanters to wafer manufacturers, (viii) the Company's expectations regarding future orders for i2000 implanters, and (ix) and the adoption rate of SOI technology. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the Company's products, the Company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the Company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which the i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the Company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2003. All information set forth in this press release is as of January 6, 2005, and Ibis undertakes no duty to update this information unless required by law.


     CONTACT: Company Contact:
              Ibis Technology Corporation
              William J. Schmidt, 978-777-4247
                 or
              IR Agency Contact:
              Bill Monigle Associates
              Bill Monigle, 603-424-1184